News Release

Independent Bank Corporation
                                        4200 East Beltline
                                        Grand Rapids, MI 49525
                                        616.527.5820

For Release:    Immediately

Contact:    William B. Kessel, President and CEO, 616.447.3933
        Gavin A. Mohr, Chief Financial Officer, 616.447.3929

Independent Bank Corporation
Appoints Michael G. Wooldridge
To Its Board of Directors

GRAND RAPIDS, Mich., December 19, 2025 – Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors has appointed Michael G. Wooldridge to the boards of the Corporation and the Bank. Mr. Wooldridge was formerly a partner with the Varnum law firm where he concentrated on corporate governance, securities, and mergers & acquisitions, representing publicly traded clients on governance and securities compliance and advising on venture capital transactions. He has led numerous public equity and debt offerings for financial services and manufacturing companies and regularly counsels officers and directors on executive compensation, corporate structure, and governance matters.

Mr. Wooldridge’s honors include Best Lawyers in America (Corporate Law since 2005; Mergers & Acquisitions Law since 2024), BTI Client Service All Star (2012), Grand Rapids Magazine’s Top Lawyers (Corporate Law since 2019), Leading Lawyers in M&A and Securities & Venture Finance and was inducted to the West Michigan Dealmaker Hall of Fame in 2024.

William B. (“Brad”) Kessel, the President and CEO of Independent Bank Corporation, commented: “We are very excited to add Michael G. Wooldridge to the Boards of Directors of both our parent company and the Bank. He is a talented lawyer that will bring deep governance, securities and M&A experience to our organization”

Mr. Wooldridge commented: “IBC has a long history of providing superior value to its shareholders, and Independent Bank has a like long history of supporting the communities in which it operates.”

Mr. Wooldridge received his J.D. from Cornell University Law School and a B.A. from Alma College.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.5 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation

operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: IndependentBank.com.